Exhibit 99.1

DELCATH EXPANDS PROGRAM TO INCREASE EFFICIENCIES AND REDUCE CASH UTILIZATION

Jennifer Simpson, PhD, MSN, CRNP Named Executive Vice President, Global Head of Business Operations

NEW YORK, NY – April 8, 2013 – Delcath Systems, Inc. (NASDAQ: DCTH) today announced that as a part of the Company’s continued effort to increase efficiencies and reduce cash utilization, it has implemented a program designed to decrease the Company’s 2013 quarterly operating cash utilization to between $9 million and $10 million from the previously communicated range of $9 million to $12 million, beginning in the second half of 2013. Combined with the Company’s approximate $42 million cash position at March 31, 2013, the program is expected to provide Delcath with sufficient resources for at least the next 12 months as the Company pursues three key objectives: U.S. FDA approval for MelblezTM Kit (Melblez (melphalan) for Injection for use with the Delcath Hepatic Delivery System), European commercialization of CHEMOSAT® Hepatic Delivery System for melphalan hydrochloride, and ongoing clinical development focused on label expansion.

To achieve the program’s goals, Delcath has expanded workforce restructuring actions which have reduced the Company’s workforce by approximately 21 percent this year. In addition, the actions announced today are expected to continue the Company’s reduction of expenses incurred with outside consultants. To increase efficiency, the Company will be changing the address of its headquarters to its Queensbury, NY facilities, and is pursuing a relocation project to move its New York City operations to a more cost effective satellite office in New Jersey.

The expanded efficiency program includes the promotion of Jennifer Simpson, Ph.D., MSN, CRNP to the newly created position of Executive Vice President, Global Head of Business Operations, effective immediately. Dr. Simpson joined Delcath in March 2012 as Executive Vice President, Global Marketing, bringing an extensive background in pharmaceutical and oncology marketing, including responsibility for global product development in the oncology sector. In her new capacity, Dr. Simpson will have responsibility for global sales, marketing, regulatory, quality, clinical development, and medical affairs activities. The efficiency program includes the elimination of two senior level positions; global sales, the responsibilities of which have been absorbed by Dr. Simpson and business development, the responsibilities of which have been absorbed by Delcath’s President & CEO, Eamonn Hobbs, and CFO, Graham Miao.

“The expansion of these programs will significantly increase our organizational efficiencies, reduce expected cash burn in 2013, and provide the necessary resources to fund our three key strategic priorities,” said Mr. Hobbs. “Our team is highly focused on preparations for our May 2nd Oncologic Drugs Advisory Committee panel meeting, as well as our ongoing dialogue with the FDA regarding their review of our NDA submission.”

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Our proprietary drug/device combination product, the Delcath Hepatic Delivery System, is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath announced that its randomized Phase 3 clinical trial for patients with metastatic melanoma in the liver had successfully achieved the study’s primary endpoint of extended hepatic progression-free survival. The Company also completed a multi-arm Phase 2 trial to treat other liver cancers. Outside of the United States, our proprietary product to deliver and filter melphalan hydrochloride is marketed under the trade name Delcath Hepatic CHEMOSAT® Delivery System (CHEMOSAT Delivery System for Melphalan.) The Company obtained authorization to affix a CE Mark for the Generation Two CHEMOSAT Delivery System for Melphalan in April 2012. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT Delivery System for Melphalan in Europe. In October 2012, the Company satisfied all of the requirements to affix the CE Mark to the Hepatic CHEMOSAT Delivery System device for intra-hepatic arterial delivery and extracorporeal filtration of doxorubicin hydrochloride injection (CHEMOSAT Delivery System for Doxorubicin), providing a regulatory pathway for the CHEMOSAT Delivery System for Doxorubicin for countries in Asia that accept the CE Marking as part of their national regulatory requirements. The Company has not yet received FDA approval for commercial sale of its system in the United States. The Company’s NDA has been accepted for filing and substantive review by the FDA. For more information, please visit the Company’s website at www.delcath.com.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the outcome of the ODAC meeting, and the impact, if any, of the advisory panel’s recommendation on the FDA’s decision regarding the Company’s new drug application (NDA), timing of completion of the FDA’s review of our NDA, the extent to which the FDA may request additional information or data and our ability to provide the same in a timely manner, acceptability of the Phase 1, 2 and 3 clinical trial data by the FDA, FDA approval of the Company’s NDA for the treatment of ocular metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with primary and metastatic disease in the liver, market acceptance of the Gen Two CHEMOSAT system and patient outcomes using the same, approval of the current or future chemosaturation system for delivery and filtration of melphalan, doxorubicin or other chemotherapeutic agents for various indications in the US and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, our ability to successfully enter into strategic partnership and distribution arrangements in foreign markets including Australia and key Asian markets and timing an revenue, if any, of the same, the approval of the Hepatic CHEMOSAT Delivery System device to deliver and filter doxorubicin in key Asian markets and patient outcomes using the same, our ability to obtain reimbursement for the CHEMOSAT system, uncertainties relating to the timing and results of research and development projects, uncertainties relating to the timing and results of future clinical trials, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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